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EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statements on Forms S-8 Nos. 33-60187, 333-46159, 333-63662, 333-134381, and 333-134382 and on Form S-3 No. 333-126205 of our reports relating to the financial statements and financial statement schedule of Clean Harbors, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement on Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006) and management's report on the effectiveness of internal control over financial reporting dated March 16, 2007, appearing in the Annual Report on Form 10-K of Clean Harbors, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 16, 2007

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  EXHIBIT 23